EXHIBIT 11

                     SURGICAL LASER TECHNOLOGIES, INC.
                              AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                     (In thousands, except per share data)


                                                 For the Quarter Ended:     For the Nine Months Ended:
                                                 ----------------------     --------------------------
                                                  Oct. 1,        Oct. 2,       Oct. 1,        Oct. 2,
                                                   1995           1994          1995           1994
                                                   ----           ----          ----           ----
Primary Earnings (Loss) Per
Common Share:
Net income (loss)                                  ($996)          $203       ($3,941)          $898
                                               ----------     ----------     ---------     ----------
Weighted average number of shares
  of Common Stock outstanding during
  the period                                       9,851          9,114         9,851          9,097
Additional shares assuming excercise
  of stock options and warrants
  utilizing the treasury stock method                 -             141            -             114
                                               ----------     ----------     ---------     ----------
Weighted average Common Stock and Common
  Stock equivalents outstanding                    9,851          9,255         9,851          9,211
                                               ----------     ----------     ---------     ----------

Primary earnings (loss) per share                 ($0.10)         $0.02        ($0.40)         $0.10
                                               ==========     ==========     =========     ==========

Fully Diluted Earnings (Loss) Per
  Common Share:
Net income (loss)                                  ($996)          $241       ($3,941)        $1,011
                                               ----------     ----------     ---------     ----------
Weighted average number of shares
  of Common Stock outstanding during
  the period                                       9,851          9,114         9,851          9,097
Additional shares assuming excercise
  of stock options and warrants
  utilizing the treasury stock method                 -             141            -             149
Additional shares assuming conversion
  of convertible subordinated notes                   -             440            -             440

                                               ----------     ----------     ---------     ----------
Weighted average Common Stock and Common
  Stock equivalents outstanding                    9,851          9,695         9,851          9,686
                                               ----------     ----------     ---------     ----------

Fully diluted earnings (loss) per share           ($0.10)         $0.02        ($0.40)         $0.10
                                               ==========     ==========     =========     ==========






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